EXHIBIT 99.1

MIDWAY ADVANCES TOWARD FIRST GOLD POUR AT PAN

DENVER, CO – November 6, 2014 – Midway Gold Corp. (TSX and NYSE-MKT: MDW) (the “Company” or “Midway”) reports on the construction progress at its Pan gold project in Nevada. Pan is in late stage construction with a first gold pour expected in January 2015. A US$55M Project Finance Facility with Commonwealth Bank of Australia was closed in July 2014 with first draw on the loan expected in November.

Ken Brunk, Midway’s President and CEO stated, “Midway continues to advance steadily to gold production at Pan. This milestone is what we have worked so hard toward these past few years. The reward for the effort is near. Our successes at Pan include permitting in record time, securing our debt financing in an extremely selective environment, and the placement of a hedging program to help protect our operations in an uncertain gold price environment. We are benefiting from the employment of contract mining at very competitive costs to all-in owner mining and have utilized Run-of-Mine leaching on South Pan to harness further potential for efficiencies. We believe our current cash on hand in combination with the expected draws on the debt financing will be sufficient to fund construction at Pan as well as working capital requirements through startup. We continue to look for ways to remain cost efficient in this environment while maintaining a strong core from which to grow.

To that effect, we continue to advance the Environmental Impact Statement process at our second project, Gold Rock, to achieve a targeted second quarter 2015 Record of Decision. Even further, we have worked to realize additional value to our shareholders with impressive resource growth at Spring Valley this year. We are continually thankful to our Midway team for their perseverance through the volatility of these markets and we are all looking ahead to operations and cash flow in 2015.”

November 6, 2014
Milestones at Pan:

•	Pregnant solution pond is complete and final integrity tests were completed in October
•	The barren pond is now completed and undergoing final integrity tests
•	Storm related repairs are complete
•	Carbon columns and other related equipment are set in place
•	Mining commenced in September and approximately 500,000 tons have been placed on the leach pad
•	Staffing of Ledcor is currently at 3 crews covering 2 shifts per day with 24/7 operations expected to commence by month end
•	Pan operations staff have moved to site from the Ely offices
•	Detailed start-up planning is well underway and operating training has commenced

Third Quarter Financial Results

The Company also reported its financial results for the period ended September 30, 2014. These results have been filed with the United States Securities and Exchange Commission in the Company’s quarterly report on Form 10-Q, and with the relevant securities regulators in Canada.

The Company’s operating loss for the three months ended September 30, 2014 was $4,547,497 compared to $3,964,571 for the corresponding period in 2013. The Company began stacking ore on the leach pad during September 2014, placing 350 recoverable ounces on the pad. Using expected gold prices, reduced by further processing, shipping and royalty costs, the Company recognized a $266,054 inventory write-down. Further contributing to the Company’s operating loss was increased depreciation and accretion, salaries and benefits, and office and administration. Accretion expense increased as a result of the Company’s asset retirement obligation due to the advancement of the Pan Project. Office and administration expense, salaries and benefits expense increased as a result of the Pan office general and administrative costs no longer being allocated to mineral exploration expenditures in conjunction with the commencement of construction in January 2014. Offsetting these increased expenses was a reduction in spending on legal, audit and accounting expenses due to the Company incurring significant legal, tax advisory and accounting fees during the three months ended September 30, 2013 related to a non-recurring restructuring of the Company’s subsidiaries.

November 6, 2014
The Company incurred other expense of $56,558 in the current quarter compared to $291,878 during the same period of 2013. As a result of the change in the parent Company’s functional currency from the Canadian dollar to the U.S. dollar effective January 1, 2014, there was no gain or loss recorded on the change in the fair value of derivative liability for the three months ended September 30, 2014. The Company recorded a gain of $988,443 related to the change in the fair value of derivative liability for three months ended September 30, 2013. Additionally, the Company recorded a foreign exchange loss of only $25,462 during the three months ended September 30, 2014 compared to a foreign exchange gain of $1,259,322 for the corresponding period in 2013 due to the change in functional currency.

The Company’s consolidated net loss attributable to common shareholders for the quarter ended September 30, 2014 was $7,815,980 or $0.05 basic and diluted loss per share compared to loss of $3,983,821, or $0.05 basic and diluted loss per share for the comparable period in 2013.

Condensed Consolidated Interim Balance Sheet
(Expressed in Canadian dollars) (unaudited)

	September 30,	December 31,
	2014	2013
Assets
Cash and Cash Equivalents	$22,978,965	$51,363,302
Prepaid Expenses and Other Current Assets	2,805,168	533,920
Property, Equipment and Mine Development	63,766,278	16,750,950
Mineral Properties	57,762,195	53,200,288
Other Long-Term Assets	8,442,021	1,999,562
Total Assets	$155,754,627	$123,849,022

Current Liabilities	$10,897,851	$5,836,501
Long-Term Liabilities	3,838,280	8,363,376
Redeemable Preferred Stock	50,738,937	47,482,972
Shareholders’ Equity	90,279,559	62,166,173
Total Liabilities and Shareholders’ Equity	$155,754,627	$123,849,022

November 6, 2014

Condensed Consolidated Interim Statement of Operations
(Expressed in Canadian dollars, except shares) (unaudited)

	Three Months Ended
	September 30,
	2014	2013
Operating Loss	$4,547,497	$3,964,571
Other Expense	56,558	291,878
Net Loss Before Income Tax	4,604,055	4,256,449
Income Tax (Recovery) Expense	477,245	(272,628)
Net Loss	$5,081,300	$3,983,821
Preferred Stock Cumulative Dividend	1,591,536	1,478,516
Accretion Of Redeemable Preferred Stock	1,143,144	949,370
Net Loss Attributable To Common Shareholders	$7,815,980	$6,411,707

Weighted Average Number Of Shares Outstanding (Basic)	172,870,093	129,605,544
Basic Loss Per Share	$0.05	$0.05

Weighted Average Number Of Shares Outstanding (Diluted)	172,870,093	129,605,544
Diluted Loss Per Share	$0.05	$0.05

Condensed Consolidated Interim Statement of Cash Flows
(Expressed in Canadian dollars) (unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Cash and Cash Equivalents, Beginning of Period	$51,363,302	$75,052,836

Net Cash Used in Operating Activities	(14,568,759)	(9,350,562)
Net Cash Used in Investing Activities	(41,219,886)	(5,485,910)
Net Cash Provided by (Used in) Financing Activities	24,958,968	(1,978,170)
Effect of Exchange Rate Changes on Cash:	2,445,340	135,208
Cash and Cash Equivalents, End of Period	$22,978,965	$58,373,402

As of September 30, 2014 the Company had a cash balance of $22,978,965 with working capital of $14,886,282. The Company’s decreased cash balance is the result of the development of the Pan Project. The Company spent $39.7 million on the Pan project during 2014 as it readies the project for production. The Company has established an aggregate U.S.$55 million senior secured credit facility consisting of a U.S.$45 million project financing facility and a U.S.$10 million cost overrun facility that is available to fund development and construction of the Pan Project.

November 6, 2014
To review Midway’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, including the Company’s Management’s Discussion and Analysis, visit any of the following websites: www.sedar.com, www.sec.gov or www.midwaygold.com.

Change in Series A Preferred Director

Mr. Nathaniel Klein informed Midway’s board of directors that he resigned as a member of the Board and as the Series A Preferred Director effective November 4, 2014. In connection with Mr. Klein’s resignation, Mr. Trey Anderson was appointed as the Preferred Director.

Mr. Trey Anderson is a Vice President at Hale Capital Partners (“HCP”). Prior to joining HCP, Mr. Anderson served as Vice President of Corporate Development and Board member at Hattrick Sports Group, a European gaming technology company and portfolio company of Presidio Financial Partners, a private equity fund focused on technology and growth equity investments. Before assuming an operating role, Mr. Anderson worked at Presidio Financial Partners as a member of the investment and corporate advisory teams. Prior to joining Presidio, Mr. Anderson was an Analyst at Credit Suisse in the Technology group, where he focused on technology M&A transactions. Mr. Anderson earned a B.S. in Biomedical Engineering, Electrical Engineering and Economics from Duke University.

Shelf Expiration and Renewal

Our existing short form base shelf prospectus filed with the British Columbia, Alberta and Ontario Securities commissions is set to expire in January of 2015, which led the Company to pursue a renewal in the ordinary course of business. On November 5, 2014, Midway filed a preliminary short form base shelf prospectus and shelf registration statement on Form S-3, which, subject to approval by the United States Securities and Exchange Commission and the British Columbia, Alberta and Ontario Securities Commissions, provide that the Company may offer and issue, from time to time, common shares, warrants, rights and units of the Company with a maximum aggregate offering price of US$50,000,000.

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments.

Midway Gold Corp.
Jaime Wells, 720-979-0900
Investor Relations
jwells@midwaygold.com
www.midwaygold.com

November 6, 2014

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans, milestones, construction schedule, operational progress and schedule, timing of gold production, ability to draw on the Project Finance Facility, and other statements, estimates or expectations. Forward-looking statements are typically identified by words such as: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate”, “target” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. There can be no assurances that the conditions precedent to draw on the Project Finance Facility will be met or we will draw on the credit facility even if we complete the conditions precedent. Other risks, uncertainties and factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, potential delay of material deliveries, ability to meet debt covenants and obligations, risks related to fluctuations in gold prices; uncertainties related to raising financing in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

The Shelf Registration Statement on Form S-3 relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Shelf Registration Statement on Form S-3 becomes effective. The Shelf Registration Statement on Form S-3 may be accessed through the SEC's website at http://edgar.sec.gov. Any offering of the securities covered under the shelf registration will be made solely by means of a prospectus and an accompanying prospectus supplement relating to that offer.

This press release is not an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.